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                                                                    Exhibit 99.1


                              FOR IMMEDIATE RELEASE

 MEMBERWORKS ANNOUNCES COMPLETION OF SALE OF IPLACE, INC. TO HOMESTORE.COM, INC.
          MEMBERWORKS ESTIMATES A PRE-TAX GAIN IN EXCESS OF $60 MILLION

STAMFORD, CONNECTICUT - AUGUST 27, 2001 - MemberWorks Incorporated (Nasdaq:
MBRS), a leading provider of consumer and membership services through affinity marketing and online channels, announced today the completion of Homestore.com, Inc.'s (Nasdaq: HOMS) acquisition of the Company's majority owned subsidiary iPlace, Inc. in a cash and stock transaction with a valuation of approximately $150.0 million.

MemberWorks received approximately $52.0 million in cash (including repayment of debt) and 1.6 million shares of Homestore.com common stock valued at approximately $36.0 million. Under the terms of the agreement, MemberWorks is prohibited from selling any Homestore.com stock for a period of 120 days after the closing date and subsequently may only sell 1/12th of the shares in any calendar month. This transaction is expected to result in a pre-tax gain in excess of $60 million.

MemberWorks expects to use the cash for general corporate purposes including the repurchase of treasury shares. As of June 30, 2001 Memberworks had approximately 699,000 shares authorized for repurchase under its current stock buyback program.

Gary Johnson, President and Chief Executive Officer of MemberWorks commented, "The development and sale of iPlace validates our on-line member acquisition model. This transaction also demonstrates the value of our memberships and allows us to more closely focus our efforts on our core business, including accelerating our progress towards profitability. We believe that the iPlace product mix compliments those offered by Homestore.com and, therefore, this acquisition will serve to maximize iPlace's potential."

ABOUT MEMBERWORKSHeadquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers by designing innovative membership programs that offer services and discounts on everyday needs in healthcare, personal finance, insurance, travel, entertainment, computing, fashion and personal security. As of June 30, 2001, 7.9 million members are enrolled in MemberWorks programs, gaining convenient access to thousands of service providers and vendors. MemberWorks is the trusted marketing partner of leading consumer-driven organizations and offers them effective tools to enhance their market presence, to strengthen customer affinity and to generate additional revenue.


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ABOUT IPLACE INC.

iPlace, Inc. is the nation's premier developer of credit and neighborhood information products for consumers and businesses. iPlace leads the country with over 62,000 affiliated websites, more than 600,000 paying subscribers, 6 million+ unique visitors per month to its web properties, and a top tier strategic partner list which includes Microsoft, Yahoo!, Intuit, Lycos, MemberWorks and more. The company was the first to put credit reports, credit monitoring services, credit scores, individual neighborhood demographics and home value data online and has been praised by Time, Business Week, American Banker and more.

Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform act of 1995. For a discussion of risks and uncertainties that could cause actual results to differ from those intended by any forward looking statement, see "Forward-Looking Information" in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on form 10-K as filed with the SEC.

COMPANY CONTACTS:
MemberWorks Incorporated
JAMES B. DUFFY
(203) 324-7635

GAVIN ANDERSON & COMPANY
Diane Perry
(212) 515-1930


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